Exhibit 99.1
eBay Inc. Reports First Quarter 2020 Results and Provides COVID-19 Business Update

•Revenue of $2.4 billion
•GAAP and Non-GAAP EPS per diluted share of $0.64 and $0.77, respectively, on a continuing operations basis
•GAAP and Non-GAAP operating margin of 26.5% and 31.5%, respectively
•Returned $4.1 billion to shareholders in Q1, including $4.0 billion of share repurchases and $114 million paid in cash dividends
•Completed the sale of StubHub to viagogo for $4.1 billion in proceeds, subject to working capital adjustments
•Deploying well over $100 million to support employees, communities and customers during the COVID-19 pandemic
•Shelter-in-place dynamics affecting the business, Marketplace platforms seeing surge in demand while Classifieds platforms impacted by temporary dealer closures and advertising slowdown

San Jose, California, April 29, 2020 - eBay Inc. (Nasdaq: EBAY), a global commerce leader that connects millions of buyers and sellers around the world, today reported financial results for its first quarter ended March 31, 2020.

“During these unprecedented times, I am extremely proud of how our team has come together to support one another, our buyers and sellers, our communities and the business,” said Scott Schenkel, eBay Inc. “As we look at Q1, I am pleased that we delivered on all of our commitments for the quarter, with key metrics such as Buyers, GMV and Revenue performing at or better than our expectations. Over the past several months, we have remained focused and clear-eyed about the strategic direction of the company and have driven substantial changes to position the business for sustainable and profitable long-term growth.”

“I appreciate the team's hard work in the first quarter and their efforts to maintain focus amid so many factors affecting the business and the industry,” said Jamie Iannone, Chief Executive Officer of eBay Inc. “I’m thrilled to return to eBay this week as CEO and I look forward to building on the positive momentum in the business, continuing to evolve the Company’s strategy and maximizing value for our shareholders.”

COVID-19 Response and Business Impacts
•We believe our strong balance sheet, stable cash flows, low capital intensity and disciplined capital management approach gives us the strength and flexibility to adapt to this tough economic environment and to enable investment in our sellers and customers.
•As the COVID-19 pandemic continues, our priority is the safety and well-being of our employees, customers and communities. To that effect, we have taken immediate action to support our stakeholders:
•Nearly all global employees are working from home. In mainland China, Taiwan and Korea we are now managing a staggered return to the office.
•eBay Foundation has donated over $3.0 million in grants to nonprofits around the world, along with $500,000 in support to Silicon Valley Strong.
•Through eBay for Charity, we are matching up to $1.0 million in contributions made by U.S. customers who donate a portion of sales to Feeding America, Direct Relief and Opportunity Fund.
•In the U.K., we announced a partnership with the National Health Service (NHS), the Department for Health and Social Care and others to pilot a new platform to supply primary care and social care providers with access to personal protective equipment for free at the point of order from NHS Supply Chain.
•We have implemented measures designed to ensure our platform remains safe and trusted for buyers, removing or blocking over 15 million listings to date globally that make false health claims or offer products at inflated prices, in line with price gouging rules.
•We have offered to defer fees for hundreds of thousands of eBay sellers to support their cash flow needs, provided eBay Store subscribers with up to 100,000 extra listings for free and implemented additional protections for Seller Performance Standards.
•eBay has helped launch and grow hundreds of thousands of small businesses, and now we've created Up & Running to accelerate the start-up time frame for Main Street retailers opening online stores amid the pandemic.
•From the start of the quarter through mid-March our underlying business performance was better than our expectations.

•Since mid-March, our Marketplace platforms have experienced strength in key metrics - traffic, buyer acquisition, conversion, sold items and GMV - due to ongoing shelter-in-place dynamics in many countries. The Marketplace platforms have also experienced improved acquisition of small business sellers. This strength has continued into April.
•Our Classifieds platforms have been adversely impacted by recent auto dealer closures in many international markets, lower traffic to horizontal classifieds sites around the world due to social distancing requirements and lower advertising revenues. This pressure has continued into April.
•The impacts seen in both platforms to date could continue while shelter-in-place guidelines remain active, and it is difficult to predict what may result as shelter-in-place guidelines are eased and lifted and how global consumer demand and seller inventory may evolve over time.
•Our capital allocation strategy and key tenets and targets have not changed.

First Quarter Financial Highlights
•Revenue was $2.4 billion, down 2% on an as-reported basis and up 1% on a foreign exchange (FX) neutral basis.
•Active buyers grew by 2%, for a total of 174 million global active buyers.
•Gross merchandise volume (GMV) was $21.3 billion, down 1% on an as-reported basis and remaining flat on a FX-Neutral basis.
•Marketplace platforms delivered $2.1 billion of revenue, down 1% on an as-reported basis and up 1% on a FX-Neutral basis.
•Classifieds platforms delivered revenue of $248 million, down 3% on an as-reported basis and remaining flat on a FX-Neutral basis.
•GAAP net income from continuing operations was $485 million, or $0.64 per diluted share.
•Non-GAAP net income from continuing operations was $586 million, or $0.77 per diluted share.
•Generated $702 million of operating cash flow and $604 million of free cash flow from continuing operations.
•Announced pricing of $1.0 billion senior unsecured notes offering on March 4, 2020, with the intention of using proceeds from the offering to repay maturities coming due this year.

Business Highlights
•Following a comprehensive CEO search, on April 13, 2020, eBay announced that its Board of Directors appointed Jamie Iannone as Chief Executive Officer, effective April 27, 2020. Mr. Iannone was also appointed as a member of the Board, effective as of April 27, 2020.
•eBay’s transition to managed payments continues to build momentum, processing over $3.0 billion of GMV for over 32,000 sellers. The service will be available in several new markets this July, including in the U.K., which was announced in February, and most recently announced in Canada and Australia.
•In Q1, Promoted Listings delivered $137 million of revenue, up 109% on an as-reported basis and up 111% on a FX-Neutral basis. Nearly 1.2 million sellers promoted more than 310 million listings in the quarter.
•Seller Initiated Offers scaled to over 1.5 million per day driven by increased adoption and item eligibility.
•Introduced a new feature, “Image Clean-Up,” available in all markets, that uses computer vision technology to create a more consistent-looking buyer experience and is more effective in Google Shopping for both Android and iOS. Since launch, more than one third of sellers are using this new tool.
•eBay's Retail Revival program launched in Austin, Texas, with adaptations of the program, “Export Revival,” also launching globally in Athens, Greece.
•eBay continues to explore potential value-creating alternatives for its Classifieds business, is holding active discussions with multiple parties, and anticipates having an update by the middle of the year.
•The company completed the sale of StubHub to viagogo on February 13, 2020, for $4.1 billion in proceeds, with net proceeds of $3.2 billion net of income taxes of $900 million, subject to working capital adjustments.

First Quarter 2020 Financial Highlights (presented in millions, except per share data and percentages)

	First Quarter
	2020	2019	Change
eBay Inc.
Net revenues	$2,374	$2,413	$(39)	(2)%
GAAP - Continuing Operations
Income (loss) from continuing operations	$485	$516	$(31)	(6)%
Earnings (loss) per diluted share from continuing operations	$0.64	$0.57	$0.07	12%
Non-GAAP - Continuing Operations
Net income	$586	$590	$(4)	(1)%
Earnings per diluted share	$0.77	$0.65	$0.12	19%

Other Selected Financial and Operational Results
•Operating margin – GAAP operating margin increased to 26.5% for the first quarter of 2020, compared to 24.6% for the same period last year. Non-GAAP operating margin decreased to 31.5% in the first quarter of 2020, compared to 31.6% for the same period last year.
•Taxes – The GAAP effective tax rate for continuing operations for the first quarter of 2020 was 23.2%, compared to 21.3% for the first quarter of 2019. The non-GAAP effective tax rate for continuing operations for the first quarter of 2020 was 16.4%, compared to 17.0% for the first quarter of 2019.
•Cash flow – The company generated $702 million of operating cash flow from continuing operations and $604 million of free cash flow during the first quarter of 2020.
•Capital returns – The company repurchased approximately $4.0 billion of its common stock, or approximately 98 million shares, in the first quarter of 2020. The company's total repurchase authorization remaining as of March 31, 2020 was $3.2 billion. The company also paid cash dividends of $114 million during the first quarter of 2020.
•Cash and cash equivalents and non-equity investments – The company's cash and cash equivalents and non-equity investments portfolio totaled $5.2 billion as of March 31, 2020.
Business Outlook
•Second quarter 2020 — The company expects net revenue between $2.38 billion and $2.48 billion, representing Organic FX-Neutral growth of 2% - 6%, with GAAP earnings per diluted share from continuing operations in the range of $0.50 - $0.57 and non-GAAP earnings per diluted share from continuing operations in the range of $0.73 - $0.80.
•Full year 2020 — The company expects net revenue between $9.56 billion and $9.76 billion, representing Organic FX-Neutral growth of 1% - 3%, with GAAP earnings per diluted share from continuing operations in the range of $2.20 - $2.30 and non-GAAP earnings per diluted share from continuing operations in the range of $3.00 - $3.10.
•Given the dynamic environment, we are not revising our full year revenue and EPS estimates. This guidance reflects management's expectations for operational performance and the impacts seen in both of our Marketplaces and Classifieds platforms to date, but given the uncertainty surrounding the extent and duration of the impact of the COVID-19 pandemic, it is difficult to predict what may result as shelter-in-place guidelines are eased and lifted and how global consumer demand, the effects of COVID-19 on the general economy, seller inventory and advertising spending may evolve over time.

Capital Allocation
•Distributed $4.0 billion in the form of share buybacks and repurchased nearly 98 million shares, inclusive of an accelerated share repurchase plan that will be completed later this year.
•eBay's Board of Directors has declared a cash dividend of $0.16 per share of the company's common stock. The dividend is payable on June 19, 2020 to stockholders of record as of June 1, 2020.

Quarterly Conference Call and Webcast

eBay Inc. will host a conference call to discuss first quarter 2020 results at 3:00 p.m. Pacific Time today. Investors and participants can access the call by dialing (866) 211-3115 in the U.S. and (647) 689-6602 internationally. The passcode for the conference line is 8787339. A live webcast of the conference call, together with a slide presentation that includes supplemental financial information and reconciliations of certain non-GAAP measures to their nearest comparable GAAP measures, can be accessed through the company's Investor Relations website at https://investors.ebayinc.com. In addition, an archive of the webcast will be accessible for at least three months through the same link.

eBay Inc. uses its Investor Relations website at https://investors.ebayinc.com as a means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD. Accordingly, investors should monitor this website, in addition to following our press releases, SEC filings, public conference calls and webcasts.

About eBay

eBay Inc. (Nasdaq: EBAY) is a global commerce leader including the Marketplace and Classifieds platforms. Collectively, we connect millions of buyers and sellers around the world, empowering people and creating opportunity for all. Founded in 1995 in San Jose, California, eBay is one of the world’s largest and most vibrant marketplaces for discovering great value and unique selection. In 2019, eBay enabled $86 billion of gross merchandise volume. For more information about the company and its global portfolio of online brands, visit www.ebayinc.com.

Presentation

All growth rates represent year-over-year comparisons, except as otherwise noted. All amounts in tables are presented in U.S. dollars, rounded to the nearest million, except as otherwise noted. As a result, certain amounts may not sum or recalculate using the rounded dollar amounts provided.

Non-GAAP Financial Measures

This press release includes the following financial measures defined as “non-GAAP financial measures” by the Securities and Exchange Commission (SEC): non-GAAP net income, non-GAAP earnings per diluted share, non-GAAP operating margin, non-GAAP effective tax rate, free cash flow and FX-Neutral basis. These non-GAAP financial measures are presented on a continuing operations basis. These measures may be different from non-GAAP financial measures used by other companies. The presentation of this financial information, which is not prepared under any comprehensive set of accounting rules or principles, is not intended to be considered in isolation of, or as a substitute for, the financial information prepared and presented in accordance with generally accepted accounting principles (GAAP). For a reconciliation of these non-GAAP financial measures, except for figures in this press release presented on a "FX-Neutral basis", to the nearest comparable GAAP measures, see “Business Outlook,” “Non-GAAP Measures of Financial Performance,” “Reconciliation of GAAP Operating Margin to Non-GAAP Operating Margin,” “Reconciliation of GAAP Net Income to Non-GAAP Net Income and Reconciliation of GAAP Effective Tax Rate to Non-GAAP Effective Tax Rate” and “Reconciliation of Operating Cash Flow to Free Cash Flow” included in this press release. For figures in this press release reported "on a FX-Neutral basis", we calculate the year-over-year impact of foreign currency movements using prior period foreign currency rates applied to current year transactional currency amounts. We define organic FX-Neutral revenue growth as reported revenue growth, excluding incremental revenue from acquisitions or dispositions for the twelve-month period following such acquisitions or dispositions and foreign exchange rate effects.

Forward-Looking Statements

This press release contains forward-looking statements relating to, among other things, the future performance of eBay Inc. and its consolidated subsidiaries that are based on the company's current expectations, forecasts and assumptions and involve risks and uncertainties. These statements include, but are not limited to, statements regarding the future performance of eBay Inc. and its consolidated subsidiaries, including expected financial results for the second quarter and full year 2020 and the future growth in its business, the effects of COVID-19 on our business and operations and our ability to respond to such effects, operating efficiency and margins, reinvestments, dividends, share repurchases, and the expected timing of the announcements regarding the company's strategic portfolio review. Actual results could differ materially from those predicted or implied and reported results should not be considered as an indication of future performance. Other factors that could cause or contribute to such differences include, but are not limited to: changes in political, business and economic conditions, the duration of the COVID-19 pandemic and the effects of COVID-19 on our business and operations and on the general economy, including effects on our sellers and customers, any regional or general economic downturn or crisis and any conditions that affect ecommerce growth or cross-border trade; the company’s ability to realize expected growth opportunities in payments intermediation and advertising; the outcome of the strategic portfolio review; fluctuations in foreign currency exchange rates; the company’s need to successfully react to the increasing importance of mobile commerce and the increasing social aspect of commerce; an increasingly competitive environment for its business; changes to the company’s capital allocation, including the timing, declaration, amount and payment of any future dividends or levels of the company’s share repurchases, or management of operating cash; the company's ability to increase operating efficiency to drive margin improvements and enable reinvestments; the company’s ability to manage its indebtedness, including managing exposure to interest rates and maintaining its credit ratings; the company’s need to manage an increasingly large enterprise with a broad range of businesses of varying degrees of maturity and in many different geographies; the ability to successfully intermediate payments on our marketplace platform; the company’s need and ability to manage regulatory, tax, data security and litigation risks; whether the operational, marketing and strategic benefits of the separation of the eBay and PayPal businesses can be achieved; the company’s ability to timely upgrade and develop its technology systems, infrastructure and customer service capabilities at reasonable cost while maintaining site stability and performance and adding new products and features; and the company’s ability to integrate, manage and grow businesses that have been acquired or may be acquired in the future.

The forward-looking statements in this release do not include the potential impact of any acquisitions or divestitures that may be announced and/or completed after the date hereof.

More information about factors that could affect the company's operating results is included under the captions “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” in the company's most recent Annual Report on Form 10-K and subsequent quarterly reports on Form 10-Q, copies of which may be obtained by visiting the company's Investor Relations website at https://investors.ebayinc.com or the SEC's website at www.sec.gov. Undue reliance should not be placed on the forward-looking statements in this press release, which are based on information available to the company on the date hereof. The company assumes no obligation to update such statements.

Investor Relations Contact:	Joe Billante	ir@ebay.com
Media Relations Contact:	Trina Somera	press@ebay.com
Company News:	https://www.ebayinc.com/stories/news/
Investor Relations website:	https://investors.ebayinc.com

eBay Inc.
Unaudited Condensed Consolidated Balance Sheet

	March 31, 2020	December 31, 2019
	(In millions)

ASSETS
Current assets:
Cash and cash equivalents	$880	$923
Short-term investments	3,550	1,850
Accounts receivable, net of allowance for doubtful accounts of $127 and $100	635	691
Other current assets	1,183	1,101
Current assets of discontinued operations	—	141
Total current assets	6,248	4,706
Long-term investments	1,077	1,305
Property and equipment, net	1,409	1,484
Goodwill	4,850	4,929
Intangible assets, net	50	62
Operating lease right-of-use assets	598	599
Deferred tax assets	4,287	4,369
Other assets	410	414
Long-term assets of discontinued operations	—	306
Total assets	$18,929	$18,174
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Short-term debt	$1,015	$1,022
Accounts payable	268	251
Accrued expenses and other current liabilities	2,175	2,189
Deferred revenue	108	135
Income taxes payable	1,107	210
Current liabilities of discontinued operations	—	259
Total current liabilities	4,673	4,066
Operating lease liabilities	456	472
Deferred tax liabilities	2,619	2,646
Long-term debt	7,724	6,738
Other liabilities	1,342	1,356
Long-term liabilities of discontinued operations	—	26
Total liabilities	16,814	15,304

Total stockholders' equity	2,115	2,870
Total liabilities and stockholders' equity	$18,929	$18,174

eBay Inc.
Unaudited Condensed Consolidated Statement of Income

	Three Months Ended March 31,
	2020	2019
	(In millions, except per share amounts)
Net revenues	$2,374	$2,413
Cost of net revenues (1)	526	539
Gross profit	1,848	1,874
Operating expenses:
Sales and marketing (1)	607	647
Product development (1)	267	272
General and administrative (1)	234	284
Provision for transaction losses	102	67
Amortization of acquired intangible assets	9	11
Total operating expenses	1,219	1,281
Income from operations	629	593
Interest and other, net	2	64
Income from continuing operations before income taxes	631	657
Income tax provision	(146)	(141)
Income from continuing operations	$485	$516
Income (loss) from discontinued operations, net of income taxes	2,927	2
Net income	$3,412	$518

Income per share - basic:
Continuing operations	$0.64	$0.58
Discontinued operations	3.89	—
Net income per share - basic	$4.53	$0.58

Income per share - diluted:
Continuing operations	$0.64	$0.57
Discontinued operations	3.87	—
Net income per share - diluted	$4.51	$0.57

Weighted average shares:
Basic	753	900
Diluted	757	908

(1) Includes stock-based compensation as follows:
Cost of net revenues	$10	$12
Sales and marketing	20	21
Product development	39	42
General and administrative	31	37
	$100	$112

eBay Inc.
Unaudited Condensed Consolidated Statement of Cash Flows

	Three Months Ended March 31,
	2020	2019
	(In millions)
Cash flows from operating activities:
Net income	$3,412	$518
(Income) loss from discontinued operations, net of income taxes	(2,927)	(2)
Adjustments:
Provision for transaction losses	102	67
Depreciation and amortization	147	162
Stock-based compensation	100	112
(Gain) loss on investments, net	(38)	1
Deferred income taxes	52	21
Change in fair value of warrant	(12)	(113)
Changes in assets and liabilities, net of acquisition effects	(134)	(194)
Net cash provided by continuing operating activities	702	572
Net cash used in discontinued operating activities	(110)	(22)
Net cash provided by operating activities	592	550
Cash flows from investing activities:
Purchases of property and equipment	(98)	(180)
Purchases of investments	(10,705)	(11,915)
Maturities and sales of investments	9,195	12,747
Acquisitions, net of cash acquired	—	(93)
Other	39	12
Net cash provided by (used in) continuing investing activities	(1,569)	571
Net cash provided by (used in) discontinued investing activities	4,075	(13)
Net cash provided by (used in) investing activities	2,506	558
Cash flows from financing activities:
Proceeds from issuance of common stock	5	5
Repurchases of common stock	(3,997)	(1,431)
Payments for taxes related to net share settlements of restricted stock units and awards	(40)	(54)
Payments for dividends	(114)	(125)
Proceeds from issuance of long-term debt, net	994	—
Other	(9)	—
Net cash used in financing activities	(3,161)	(1,605)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(34)	(10)
Net increase (decrease) in cash, cash equivalents and restricted cash	(97)	(507)
Cash, cash equivalents and restricted cash at beginning of period	996	2,219
Cash, cash equivalents and restricted cash at end of period	899	1,712
Less: Cash, cash equivalents and restricted cash of discontinued operations	—	31
Cash, cash equivalents and restricted cash of continuing operations at end of period	$899	$1,681

eBay Inc.
Unaudited Summary of Consolidated Net Revenues

	Three Months Ended
	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019
	(In millions, except percentages)
Net Revenues by Type:
Net transaction revenues:
Marketplace (1)	$1,900	$1,977	$1,829	$1,887	$1,885
Current quarter vs prior year quarter	1%	—%	1%	3%	5%
Percent from international	62%	64%	63%	63%	62%

Marketing services and other revenues:
Marketplace	230	259	254	270	277
Current quarter vs prior year quarter	(17)%	(18)%	(16)%	(9)%	(11)%
Percent from international	53%	52%	53%	56%	54%
Classifieds	248	269	265	271	256
Current quarter vs prior year quarter	(3)%	3%	4%	5%	4%
Percent from international	100%	100%	100%	100%	100%
Elimination of intersegment revenue	(4)	(5)	(5)	(5)	(5)
Total marketing services and other revenues	474	523	514	536	528
Current quarter vs prior year quarter	(10)%	(9)%	(8)%	(4)%	(5)%
Percent from international	77%	76%	76%	78%	76%
Total net revenues (2)	$2,374	$2,500	$2,343	$2,423	$2,413
Current quarter vs prior year quarter	(2)%	(2)%	(1)%	1%	3%

(1) Hedge gain/(loss)	$—	$29	$19	$13	$20
(2) Foreign currency impact	$(41)	$(14)	$(42)	$(85)	$(67)

eBay Inc.
Unaudited Supplemental Operating Data

	Three Months Ended
	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019
	(In millions, except percentages)
Active Buyers (1)	174	174	174	173	171
Current quarter vs prior year quarter	2%	2%	4%	4%	4%

Gross Merchandise Volume (2)
U.S.	$7,631	$7,694	$7,334	$7,789	$7,925
Current quarter vs prior year quarter	(4)%	(9)%	(6)%	(6)%	(7)%
International	$13,628	$14,272	$13,155	$13,695	$13,646
Current quarter vs prior year quarter	—%	(4)%	(4)%	(4)%	(3)%
Total GMV	$21,259	$21,966	$20,489	$21,484	$21,571
Current quarter vs prior year quarter	(1)%	(5)%	(5)%	(5)%	(4)%

(1)  All buyers who successfully closed a transaction on our Marketplace platform within the previous 12-month period. Buyers may register more than once, and as a result, may have more than one account.
(2)  Total value of all successfully closed transactions between users on our Marketplace platform during the period regardless of whether the buyer and seller actually consummated the transaction. We believe that GMV provides a useful measure of the overall volume of closed transactions that flow through our Marketplace platform in a given period, notwithstanding the inclusion in GMV of closed transactions that are not ultimately consummated.

eBay Inc.
Business Outlook

The guidance figures provided below and elsewhere in this press release are forward-looking statements, reflect a number of estimates, assumptions and other uncertainties, and are approximate in nature because the company's future performance is difficult to predict. Such guidance is based on information available on the date of this press release, and the company assumes no obligation to update it.
The company's future performance involves risks and uncertainties, and the company's actual results could differ materially from the information below and elsewhere in this press release. Some of the factors that could affect the company's operating results are set forth under the caption “Forward-Looking Statements” above in this press release. More information about factors that could affect the company's operating results is included under the captions “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” in its most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q, copies of which may be obtained by visiting eBay's investor relations website at https://investors.ebayinc.com or the SEC's website at www.sec.gov.
eBay Inc.

Three Months Ending
June 30, 2020
(In billions, except per share amounts)	GAAP	Non-GAAP (a)
Net Revenue	$2.38 - $2.48	$2.38 - $2.48
Diluted EPS from continuing operations	$0.50 - $0.57	$0.73 - $0.80

Twelve Months Ending
December 31, 2020
(In billions, except per share amounts)	GAAP	Non-GAAP (b)
Net Revenue	$9.56 - $9.76	$9.56 - $9.76
Diluted EPS from continuing operations	$2.20 - $2.30	$3.00 - $3.10

(a) Estimated non-GAAP amounts above for the three months ending June 30, 2020 reflect adjustments that exclude the estimated amortization of acquired intangible assets of approximately $8 - $13 million, estimated stock-based compensation expense and associated employer payroll tax expense of approximately $125 - $135 million and an adjustment that excludes the net deferred tax impact related to the step-up in the tax basis of intangible assets of approximately $35 - $45 million.

(b) Estimated non-GAAP amounts above for the twelve months ending December 31, 2020 reflect adjustments that exclude the estimated amortization of acquired intangible assets of approximately $40 - $50 million, estimated stock-based compensation expense and associated employer payroll tax expense of approximately $480 - $500 million and an adjustment that excludes the net deferred tax impact related to the step-up in the tax basis of intangible assets of approximately $140 - $160 million.

eBay Inc.
Non-GAAP Measures of Financial Performance
To supplement the company's condensed consolidated financial statements presented in accordance with generally accepted accounting principles, or GAAP, the company uses non-GAAP measures of certain components of financial performance. These non-GAAP measures include non-GAAP net income, non-GAAP earnings per diluted share, non-GAAP operating margin, non-GAAP effective tax rate, free cash flow and figures in this press release presented on a "FX-Neutral basis". These non-GAAP financial measures are presented on a continuing operations basis.
These non-GAAP measures are not in accordance with, or an alternative to, measures prepared in accordance with GAAP and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Non-GAAP measures have limitations in that they do not reflect all of the amounts associated with the company's results of operations as determined in accordance with GAAP. These measures should only be used to evaluate the company's results of operations in conjunction with the corresponding GAAP measures.
Reconciliation to the nearest GAAP measure of all non-GAAP measures included in this press release, except for figures in this press release presented on a “FX-Neutral basis”, can be found in the tables included in this press release. For figures in this press release reported "on a FX-Neutral basis", the company calculates the year-over-year impact of foreign currency movements using prior period foreign currency rates applied to current year transactional currency amounts. The company defines organic FX-Neutral revenue growth as reported revenue growth, excluding incremental revenue from acquisitions or dispositions for the twelve-month period following such acquisitions or dispositions and foreign exchange rate effects.
These non-GAAP measures are provided to enhance investors' overall understanding of the company's current financial performance and its prospects for the future. Specifically, the company believes the non-GAAP measures provide useful information to both management and investors by excluding certain expenses, gains and losses, or net purchases of property and equipment, as the case may be, that may not be indicative of its core operating results and business outlook. In addition, because the company has historically reported certain non-GAAP results to investors, the company believes that the inclusion of non-GAAP measures provides consistency in the company's financial reporting.
For its internal budgeting process, and as discussed further below, the company's management uses financial measures that do not include stock-based compensation expense, employer payroll taxes on stock-based compensation, amortization or impairment of acquired intangible assets, impairment of goodwill, amortization of deferred tax assets associated with the realignment of its legal structure and related foreign exchange effects, significant gains or losses from the disposal/acquisition of a business, certain gains and losses on investments, gains or losses associated with a warrant agreement that the company entered into with Adyen, restructuring-related charges and the income taxes associated with the foregoing. In addition to the corresponding GAAP measures, the company's management also uses the foregoing non-GAAP measures in reviewing the financial results of the company.
The company excludes the following items from non-GAAP net income, non-GAAP earnings per diluted share, non-GAAP operating margin and non-GAAP effective tax rate:
Stock-based compensation expense and related employer payroll taxes. This expense consists of expenses for stock options, restricted stock and employee stock purchases. The company excludes stock-based compensation expense from its non-GAAP measures primarily because they are non-cash expenses that management does not believe are reflective of ongoing operating results. The related employer payroll taxes are dependent on the company's stock price and the timing and size of exercises by employees of their stock options and the vesting of their restricted stock, over which management has limited to no control, and as such management does not believe it correlates to the company's operation of the business.
Amortization or impairment of acquired intangible assets, impairment of goodwill, certain amortization of deferred tax assets and related foreign exchange effects, significant gains or losses and transaction expenses from the acquisition or disposal of a business and certain gains or losses on investments. The company incurs amortization or impairment of acquired intangible assets and goodwill in connection with acquisitions and may incur significant gains or losses from the acquisition or disposal of a business and therefore excludes these amounts from its non-GAAP measures. The company also excludes certain gains and losses on investments. The company excludes the non-cash amortization of deferred tax assets associated with the realignment of its legal structure, which is not reduced by the effects of the Tax Cuts and Jobs Act, and related foreign exchange effects. The company excludes these items because management does not believe they correlate to the ongoing operating results of the company's business.
Restructuring. These charges consist of expenses for employee severance and other exit and disposal costs. The company excludes significant restructuring charges primarily because management does not believe they are reflective of ongoing operating results.
Other certain significant gains, losses, or charges that are not indicative of the company’s core operating results. These are significant gains, losses, or charges during a period that are the result of isolated events or transactions which have not occurred frequently in the past and are not expected to occur regularly or be repeated in the future. The company excludes these amounts from its results primarily because management does not believe they are indicative of its current or ongoing operating results.
Change in fair market value of warrant. These are gains or losses associated with a warrant agreement that the company entered into with Adyen, which are attributable to changes in fair value during the period.
Tax effect of non-GAAP adjustments. This amount is used to present stock-based compensation and the other amounts described above on an after-tax basis consistent with the presentation of non-GAAP net income.
In addition to the non-GAAP measures discussed above, the company also uses free cash flow. Free cash flow represents operating cash flows less purchases of property and equipment. The company considers free cash flow to be a liquidity measure that provides useful information to management and investors about the amount of cash generated by the business after the purchases of property, buildings, and equipment, which can then be used to, among other things, invest in the company's business, make strategic acquisitions, repurchase stock and pay dividends. A limitation of the utility of free cash flow as a measure of financial performance is that it does not represent the total increase or decrease in the company's cash balance for the period.

eBay Inc.
Reconciliation of GAAP Operating Margin to Non-GAAP Operating Margin

	Three Months Ended March 31,
	2020	2019
	(In millions, except percentages)
GAAP operating income	$629	$593
Stock-based compensation expense and related employer payroll taxes	101	117
Amortization of acquired intangible assets within cost of net revenues	1	2
Amortization of acquired intangible assets within operating expenses	9	11
Other significant gains, losses or charges	8	38
Total non-GAAP operating income adjustments	119	168
Non-GAAP operating income	$748	$761
Non-GAAP operating margin	31.5%	31.6%
Reconciliation of GAAP Net Income to Non-GAAP Net Income and
GAAP Effective Tax Rate to Non-GAAP Effective Tax Rate*

	Three Months Ended March 31,
	2020	2019
	(In millions, except per share amounts and percentages)
GAAP income from continuing operations before income taxes	$631	$657
GAAP provision for income taxes	(146)	(141)
GAAP net income from continuing operations	$485	$516
Non-GAAP adjustments to net income from continuing operations:
Non-GAAP operating income from continuing operations adjustments (see table above)	119	168
(Gain) loss on investments and sale of business	(37)	—
Change in fair market value of warrant	(12)	(113)
Tax effect of non-GAAP adjustments	31	19
Non-GAAP net income from continuing operations	$586	$590

Diluted net income from continuing operations per share:
GAAP	$0.64	$0.57
Non-GAAP	$0.77	$0.65
Shares used in GAAP and non-GAAP diluted net income per-share calculation	757	908

GAAP effective tax rate - Continuing operations	23.2%	21.3%
Tax effect of non-GAAP adjustments to net income from continuing operations	(6.8)%	(4.3)%
Non-GAAP effective tax rate - Continuing operations	16.4%	17.0%
*Presented on a continuing operations basis

Reconciliation of Operating Cash Flow to Free Cash Flow*

	Three Months Ended March 31,
	2020	2019
	(In millions)
Net cash provided by continuing operating activities	$702	$572
Less: Purchases of property and equipment	(98)	(180)
Free cash flow	$604	$392

*Presented on a continuing operations basis